Exhibit 10.2
FIRST AMENDMENT TO OFFICE LEASE
This FIRST AMENDMENT TO OFFICE LEASE (this “Amendment”), is effective as of March 1, 2018 (the “Effective Date”), by and between 270 BRANNAN STREET, LLC, a Delaware limited liability company (“Landlord”), and SPLUNK INC., a Delaware corporation (“Tenant”).
W I T N E S S E T H:
WHEREAS, Landlord and Tenant entered into that certain Office Lease dated as of April 29, 2014 (the “Lease”), for all of the space (other than the Excluded Space) in the building located at 270 Brannan Street, San Francisco, California (the “Building”), consisting of approximately 180,900 rentable square feet.
WHEREAS, Tenant has elected to exercise its right under Section 11(a) of the Lease to take over responsibility for providing security service for the Building.
WHEREAS, Landlord and Tenant wish to modify the Lease to reflect Tenant’s assuming responsibility for security service for the Building and the related reduction in Operating Expenses resulting therefrom, on the terms and conditions set forth in this Amendment.
NOW, THEREFORE, Landlord and Tenant agree as follows:
1.Amendments to Lease. The Lease is hereby amended as follows:

(a)As of the Effective Date, Tenant shall provide security service for the Building, and Landlord shall no longer be obligated to provide such service. Tenant shall (i) provide a live security guard for the Building on a twenty-four (24) hours per day, seven (7) days per week (“24/7”) basis; (ii) provide and maintain a security camera system to monitor all points of access and egress to the Building; and (iii) cause the security guard to monitor the camera feed on a 24/7 basis (collectively, the “Security Services”). The rights granted to Tenant under this Paragraph 1(a) to provide the Security Services shall in no way impact Landlord’s rights or Tenant’s obligations or waiver of rights under Section 11(b), (c) or (d) of the Lease.

(b)As of the Effective Date, Landlord shall no longer include in Operating Expenses costs for provided security services to the Building.

(c)Landlord and Tenant acknowledge that costs for provided security services to the Building were included in Operating Expenses for the Base Year for the Initial Premises and the Must-Take Premises, and Landlord and Tenant wish to amend the Basic Annual Rental for the Initial Premises and the Must-Take Premises to effectively remove such costs. As a result, as of the Effective Date, Basic Annual Rental for the Initial Premises and the Must-Take Premises shall be reduced by an amount equal to $1.42 per rentable square foot per year (or $129,283 annually with respect to the Initial Premises and $129,542 annually with respect to the Must-Take Premises).

2.Failure to Perform. If Tenant does not provide the Security Services or Tenant is otherwise failing to provide the Security Services consistent with those provided by landlords of other first-class office buildings in the SOMA Market Area, then Landlord shall have the right, but not the obligation, to resume providing security service for the Building as required under the Lease prior to this Amendment, by giving thirty (30) days’ prior written notice (the “Deficiency Notice”) to Tenant of Landlord’s election to resume providing security services in accordance with the Lease (such thirty (30) day period after delivery of the Deficiency Notice is referred to herein as the “Notice Period”); provided, however, in no event shall Landlord be obligated to give more than one (1) Deficiency Notice in any twelve (12) month period or more than three (3) Deficiency Notices during the Term (the “Maximum Deficiency Notice Obligation”). The Deficiency Notice shall include a reasonably detailed itemization and description of the specific Security Services Landlord believes to be inconsistent or deficient, and Tenant shall have until the expiration of the Notice Period to cure such deficiencies to the reasonable satisfaction of Landlord. Notwithstanding the foregoing, if Landlord has satisfied the Maximum Deficiency Notice Obligation, Landlord shall have the right to resume providing security services in accordance with the Lease immediately upon written notice to Tenant. In the event Landlord delivers a Deficiency Notice (if Landlord is required to do so) and Tenant does not cure such inconsistencies or deficiencies to Landlord’s reasonably satisfaction by the end of the Notice Period, or if Landlord provides a Deficiency Notice after the Maximum Deficiency Notice Obligation has been satisfied, then (a) the amendment to the Lease set forth in Paragraph 1(a) above shall no longer have any force or effect, and (b) Landlord shall invoice Tenant for Landlord’s actual costs of providing such security services (the “Security Services Costs”) as a charge separate from Operating Expenses, provided that such costs shall be reasonably documented by Landlord and shall be invoiced monthly together with Operating Expenses. Any such Security Services Costs shall constitute Rental and shall be paid by Tenant to Landlord within thirty (30) days after Tenant’s being invoiced therefore.

3.Limitation on Rights. If Tenant no longer leases the entire Building (exclusive of the Excluded Space), or if neither Splunk Inc. nor a Permitted Transferee is the Tenant under the Lease, then (a) the amendment to the Lease set forth in Paragraph 1(a) above shall no longer have any force or effect, (b) Landlord shall resume providing security service for the Building in accordance with the terms and provisions of the Lease prior to this Amendment, and (c) Tenant shall pay its pro rata share, based on the proportion of the rentable square footage of the Building occupied by Tenant to the total rentable square footage of the Building, of the Security Services Costs as provided in Paragraph 2 above.

4.Tenant Representations. Tenant hereby represents that, as of the Effective Date, Landlord is not in default under any of the provisions of the Lease, and Tenant has no outstanding claims against Landlord, whether or not such claims have been asserted against Landlord in writing.

5.Defined Terms. Capitalized terms used but not defined herein shall have the same meanings given them in the Lease.

6.No Other Amendment; Conflict. Except as set forth in this Amendment, the Lease is unchanged and, as so amended, the Lease shall remain in full force. If the provisions of this Amendment conflict with the provisions of the Lease, then the provisions of this Amendment shall prevail.

7.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

8.Attorney's Fees. Tenant shall be responsible for all legal fees incurred in drafting and negotiating this Amendment, including the fees of Landlord’s outside counsel. In addition, if there is any legal action or proceeding between Landlord and Tenant because of the failure of performance or observance of any term or covenant contained in this Amendment, the unsuccessful party to such action or proceeding shall pay to the prevailing party therein reasonable attorneys’ fees and costs, which shall include fees and costs of any appeal, all as fixed by the court.

9.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first herein above written.

LANDLORD:
270 BRANNAN STREET, LLC, a Delaware limited liability company By MFA 270 BRANNAN II LLC, a Delaware limited liability company, its managing member
By:	/s/ Robert Davidson
Its:	VP, Development & Asset Management

TENANT:
SPLUNK INC.,
a Delaware corporation

By:	/s/ Timothy Emanuelson
Name:	Timothy Emanuelson
Title:	VP, Controller

[Signature Page to First Amendment to Office Lease]